Exhibit 14.1
                              ENGLOBAL CORPORATION
                       CODE OF BUSINESS CONDUCT AND ETHICS


Introduction

Our Corporation's reputation for honesty and integrity is the sum of the personal reputations of our directors, officers and employees. To protect this reputation and to promote compliance with laws, rules and regulations, this Code of Business Conduct and Ethics has been adopted by our Board of Directors. This Code of Conduct is only one aspect of our commitment to ethical conduct, and should be read in conjunction with the policies contained in our Employee Handbook (the "Employee Handbook").

This Code sets out the basic standards of ethics and conduct to which we hold all of our directors, officers and employees. These standards are designed to deter wrongdoing and to promote honest and ethical conduct, but will not cover all situations. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you feel that a provision of the Code conflicts with policies contained in the Employee Handbook, you should direct your concern immediately to the Corporation's Chairman of the Board.

If, you would like to resolve a concern unanimously, you should follow the anonymous reporting procedure set forth in the Employee Complaint Procedures and Non-Retaliation Policy, a copy of which is available under "Governance" on the investor relations portion of the Corporation's web site. The designated Corporation official will then review the situation and take appropriate action in keeping with this Code, the Employee Handbook, our other corporate policies and applicable law. If your concern relates to that individual, you should submit your concern to the Chair of the Audit Committee of the Corporation or to the Corporation's outside general counsel. The mailing address of each of those individuals is included at the end of this Code.

     Those who violate the standards set out in this Code will be subject to disciplinary action.

1.   Scope

If you are a director, officer or employee of the Corporation or any of its subsidiaries or controlled entities, you are subject to this Code.

2.   Honest and Ethical Conduct

We, as a Corporation, require honest and ethical conduct from everyone who is subject to this Code. Each of you has a responsibility to all other directors, officers and employees of our Corporation, to our shareholders, and to our Corporation itself, to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated, and otherwise to conduct yourself in a manner that meets with our ethical and legal standards.

3.   Compliance with Laws, Rules and Regulations

You are required to comply with all applicable governmental laws, rules and regulations, both in letter and in spirit. Although you are not expected to know the details of all the applicable laws, rules and regulations, we expect you to seek advice from our Corporation (or if for any reason that is not practical, from our Corporation's Chief Governance Officer) if you have any questions about

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Code of Business Conduct and Ethics
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whether the requirement applies to the situation or what conduct may be required to comply with any law, rule or regulation. The Employee Handbook addresses in further detail the Corporation's policies and reporting procedures for specific types of violations (e.g., Equal Employment, Sexual and Other Unlawful Harassment).

4.   Conflicts of Interest

You must handle in an ethical manner any actual or apparent conflict of interest between your personal and business relationships. Conflicts of interest are prohibited as a matter of policy. A "conflict of interest" exists when a person's private interest interferes in any way with the interests of our Corporation. For example, a conflict situation arises if you take actions or have interests that may make it difficult to perform your work for our Corporation objectively and effectively. Conflicts of interest also arise if you, or a member of your family, receive an improper personal benefit as a result of your position with our Corporation. Loans to, or guarantees of obligations of such persons are of special concern.

The Employee Handbook contains policies addressing specific types of conflicts of interest, including, but not limited to, gifts, and financial interests in other organizations. If you become aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, you should report it promptly pursuant to the procedure described in
Section 12 of this Policy.

5.   Corporate Opportunities

You are prohibited from taking for yourself personally, opportunities that are discovered through the use of corporate property, information or position, unless the Board of Directors has declined to pursue the opportunity. You may not use corporate property, information, or position for personal gain, or to compete with our Corporation directly or indirectly. You owe a duty to our Corporation to advance its legitimate interests whenever the opportunity to do so arises.

6.   Fair Dealing

You should endeavor to deal fairly with our Corporation's customers, suppliers, competitors and employees and with other persons with whom our Corporation does business. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

7.   Public Disclosures

It is our Corporation's policy to provide full, fair, accurate, timely, and understandable disclosure in all reports and documents that we file with, or submit to, the Securities and Exchange Commission and in all other public communications made by our Corporation. If you become aware of any matter that you believe should be disclosed, please contact our Investor Relation Officer, Audit Committee Chairman or outside general counsel.

8.   Confidentiality

You should maintain the confidentiality of all confidential information entrusted to you by our Corporation and by persons with whom our Corporation does business, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that, if disclosed, might be of use to competitors of, or harmful to, our Corporation or persons with whom our Corporation does business. Should you have any questions about the Corporation's policy regarding confidentiality, please contact Human Resources.

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9.   Insider Trading

If you have access to material, non-public information concerning our Corporation, you are not permitted to use or share that information for stock trading purposes, or for any other purpose except the conduct of our Corporation's business. All non-public information about our Corporation should be considered confidential information. Insider trading, which is the use of material, non-public information for personal financial benefit, or tipping others who might make an investment decision on the basis of this information, is not only unethical but is also illegal. The prohibition on insider trading applies not only to our Corporation's securities, but also to securities of other companies if you learn of material non-public information about these companies in the course of your duties to the Corporation. Violations of this prohibition against "insider trading" may subject you to criminal or civil liability, in addition to disciplinary action by our Corporation. The Employee Handbook and Insider Trading Policy included in the Handbook provide further information regarding the Corporation's insider trading policy.

10.  Protection and Proper Use of Corporation Assets

You should protect our Corporation's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on our Corporation's profitability. All corporate assets should be used for legitimate business purposes. The obligation of employees to protect the Corporation's assets includes its intellectual property and proprietary information. Proprietary information and Intellectual Property includes trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, terms of customer contracts, and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Corporation policy. It could also be illegal and result in civil or criminal penalties. The Employee Handbook contains specific policies and procedures employees must follow regarding the protection of Corporation resources.

11.  Interpretations and Waivers of the Code of Business Conduct and Ethics

If you are uncertain whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should disclose it to our Chairman of the Board (or to the Chair of the Audit Committee), who will make a determination first, whether a waiver of this Code is required and second, if required, whether a waiver will be granted. You may be required to agree to conditions before a waiver or a continuing waiver is granted. However, any waiver of this Code for an executive officer or director may be made only by the Corporation's Board of Directors and will be promptly disclosed to the extent required by applicable law, rule (including any rule of any applicable stock exchange) or regulation.

12.  Reporting any Illegal or Unethical Behavior

Our Corporation desires to proactively promote ethical behavior. Employees are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Additionally, employees should promptly report violations of laws, rules, regulations or this Code pursuant to the procedures set forth in the Employee Handbook and appendices to the Handbook. Any report or allegation of a violation of applicable laws, rules, regulations or this Code need not be signed and may be sent anonymously. All reports of violations of this Code, including reports sent anonymously, will be promptly investigated and, if found to be accurate, acted upon in a timely manner. If any report of wrongdoing relates to accounting or financial reporting matters, or relates to persons involved in the development or implementation of our Corporation's system of internal controls or disclosure controls, a copy of the report will be promptly provided to the

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Chair of the Audit Committee of the Board of Directors, which may participate in the investigation and resolution of the matter. It is the policy of our Corporation not to allow actual or threatened retaliation, harassment or discrimination due to reports of misconduct by others made in good faith by employees. Employees are expected to cooperate fully in internal investigations of misconduct. Please see the Employee Complaint Procedures and Non-Retaliation Policy for details on reporting illegal or unethical conduct and the protections our Corporation provides.

13.  Compliance Standards and Procedures

This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation. Its contents have to be viewed within the framework of our Corporation's other policies, practices, instructions and the requirements of the law. This Code is in addition to other policies, practices or instructions of our Corporation that must be observed. Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising the highest ethical standards applicable to the circumstances.

In some situations, it is difficult to know right from wrong. Because this Code does not anticipate every situation that will arise, it is important that each of you approach a new question or problem in a deliberate fashion:

     (a)  Determine if you know all the facts.

     (b)  Identify exactly what it is that concerns you.

     (c) Discuss the problem with a supervisor or, if the problem relates to a supervisor, with the Chairman of the Board, Audit Committee Chair or outside legal counsel.

     (d) Seek help from other resources such as other management personnel or our Corporation's outside general counsel.

     (e) Seek guidance before taking any action that you believe may be unethical, illegal, or dishonest.

You will be governed by the following compliance standards:

     o You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations;

     o If you are a supervisor, manager, director or officer, you must use your best efforts to ensure that employees understand and comply with this Code;

     o No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code;

     o Any attempt by you to induce another director, officer or employee of our Corporation to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law;

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     o    Any retaliation or threat of retaliation against any director, officer or employee of our Corporation for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code and our Whistleblower Policy and may be a violation of law; and

     o Our Corporation will investigate every reported violation of this Code.

Violation of any of the standards contained in this Code, or in any other policy, practice or instruction of our Corporation, can result in disciplinary actions, including dismiss and in civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any person's status as an at-will employee.

This Code is for the benefit of our Corporation, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

The names, addresses, telephone numbers, facsimile numbers and e-mail addresses of the Corporation's Chairman of the Board, the Chair of the Audit Committee and the Corporation's outside corporate counsel are set forth below:

------------------------------- --------------------------- -------------------------
Chairman of the Board           Audit Committee Chair       Outside Corporate Counsel
------------------------------- --------------------------- -------------------------
William A. Coskey               Randall B. Hale             Winstead P.C.
654 N. Sam Houston Parkway E.   Rock Hill Capital Group     401 Congress Avenue
Suite 400                       2777 Allen Parkway          Suite 2100
Houston, Texas  77060           Suite 850                   Austin, Texas  78701
281.878.1020                    Houston, TX  77019          Attn:  J. Rowland Cook
bill.coskey@englobal.com        713.353.2820                or Kathryn K. Lindauer
------------------------        rhale@rockhillcap.com       512.370-2800
                                ---------------------       rcook@winstead.com or
                                                            ------------------
                                                            klindauer@winstead.com
------------------------------- --------------------------- -------------------------


                                Ratified by Resolution of the Board of Directors
                                                                   June 18, 2009


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